Exhibit 99.1

SELECT WATER SOLUTIONS ANNOUNCES THIRD QUARTER 2023 FINANCIAL RESULTS AND OPERATIONAL UPDATES

Generated consolidated revenue of $389 million during the third quarter of 2023, up 4% year-over-year as compared to the third quarter of 2022

Water Infrastructure generated revenues of $58.4 million, an 86% increase year-over-year as compared to the third quarter of 2022

Delivered $118.2 million of operating cash flows during the third quarter of 2023

Announced multiple new contracted infrastructure projects expanding upon existing systems in the Northern Delaware Basin and Haynesville Shale

HOUSTON, Oct. 31, 2023 /PRNewswire/ -- Select Water Solutions, Inc. (NYSE: WTTR) ("Select" or the "Company"), a leading provider of sustainable water and chemical solutions, today announced its financial and operating results for the quarter ended September 30, 2023.

John Schmitz, Chairman of the Board, President and CEO, stated, "During the third quarter, we delivered strong operating cash flows, ending the quarter with a debt-free balance sheet once again. With a $75 million reduction in accounts receivable during the third quarter, we've now reduced our accounts receivable by more than $137 million since the end of the first quarter, materially outpacing our target of a $100 million reduction by year-end. Our Water Infrastructure business achieved solid sequential revenue growth and margin improvement, as we continue to bring new contracted infrastructure projects online and add additional opportunities to the backlog. While we did see some impact to consolidated revenues from a more than 10% decline in U.S. onshore completions activity according to industry data, our Water Services and Chemical Technologies segments both outperformed the activity levels overall. Based on our continued confidence in Select's operating capabilities, cash flow generation, infrastructure growth opportunities, and the strength of our balance sheet, we've been able to further enhance our capital return program, implementing a 20% increase to our upcoming quarterly dividend payment as compared to the prior quarter. We increased shareholder returns while maintaining a disciplined capital structure to support the growth of our business, particularly the continued expansion of our water recycling and distribution networks and other infrastructure initiatives.

"We expect to continue to generate strong free cash flow during the fourth quarter, with our full-year targets intact, though the contributions from net working capital will abate given the outperformance to date. Our net capital expenditure forecast tightens further to $120 to $130 million, remaining within our latest guidance range. Our recent organic recycling and disposal infrastructure projects have delivered strong performance over the last few quarters, and we expect to see this momentum continue in the fourth quarter and into 2024. Even with recent commodity price and activity volatility, we continue to experience increased demand for new infrastructure development opportunities across all basins as water infrastructure constraints remain a significant challenge for our customers. I believe our latest infrastructure project announcements demonstrate the value in our asset base and the continued opportunity to create long-term value from both brownfield and greenfield investment projects across multiple basins.

"Heading into year-end, we have a very strong backlog remaining for both greenfield and brownfield infrastructure system projects, and we expect multiple additional capital projects will come under contract in the months ahead. This backlog of accretive capital projects positions the Water Infrastructure segment to see continued steady financial growth during the fourth quarter of 2023, and into 2024 and beyond. Ultimately, Select remains uniquely positioned in the competitive landscape to advance the integration of water and chemical technology solutions with high-margin, long-term contracted infrastructure.

"Finally, we are confident in our ability to continue to improve the operational performance of the business in 2024. Though we did see some modest regression in the consolidated margins during the third quarter, we reaffirm our focus on improving our operating margins, growing our free cash flow and executing on the meaningful opportunities that lie ahead to continue developing our sustainable water infrastructure and specialty chemistry solutions. This will provide ample opportunities for incremental growth, while also allowing us to advance our support of committed capital returns for our shareholders," concluded Schmitz.

Third Quarter 2023 Consolidated Financial Information

Revenue for the third quarter of 2023 was $389.3 million as compared to $404.6 million in the second quarter of 2023 and $375.1 million in the third quarter of 2022. Net income for the third quarter of 2023 was $15.3 million as compared to $22.6 million in the second quarter of 2023 and $24.7 million in the third quarter of 2022.

For the third quarter of 2023, gross profit was $56.3 million, as compared to $61.2 million in the second quarter of 2023 and $58.8 million in the third quarter of 2022. Total gross margin was 14.5% in the third quarter of 2023 as compared to 15.1% in the second quarter of 2023 and 15.7% in the third quarter of 2022. Gross margin before depreciation and amortization ("D&A") for the third quarter of 2023 was 23.4% as compared to 23.8% for the second quarter of 2023 and 22.8% for the third quarter of 2022.

Selling, General & Administrative expenses ("SG&A") during the third quarter of 2023 was $39.0 million as compared to $34.3 million during the second quarter of 2023 and $29.8 million during the third quarter of 2022. SG&A during the third and second quarters of 2023 and the third quarter of 2022 was impacted by non-recurring transaction costs of $4.7 million, $2.0 million and $0.7 million, respectively, which includes rebranding costs of $4.3 million and $1.6 million during the third quarter and second quarter of 2023, respectively.

Adjusted EBITDA was $63.0 million in the third quarter of 2023 as compared to $69.8 million in the second quarter of 2023 and $62.8 million in the third quarter of 2022. Adjusted EBITDA during the third quarter of 2023 was adjusted for $4.7 million of non-recurring transaction costs, $0.6 million of non-cash losses on asset sales, and $1.0 million in other non-recurring adjustments. Non-cash compensation expense accounted for an additional $5.0 million adjustment during the third quarter of 2023. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Services segment generated revenues of $251.9 million in the third quarter of 2023 as compared to $264.6 million in the second quarter of 2023 and $264.3 million in the third quarter of 2022. Gross margin before D&A for Water Services was 20.5% in the third quarter of 2023 as compared to 21.9% in the second quarter of 2023 and 22.6% in the third quarter of 2022. Water Services segment revenues decreased 4.8% sequentially, resulting from declines in completions activity combined with the continued consolidation and elimination of certain non-core and underperforming operations. For the fourth quarter of 2023, the Company expects to see revenues impacted by year-end seasonality with segment revenues down mid-single-digit percentages. The Company expects gross margins before D&A to stay relatively steady during the fourth quarter of 2023 before improving in 2024.

The Water Infrastructure segment generated revenues of $58.4 million in the third quarter of 2023 as compared to $55.3 million in the second quarter of 2023 and $31.4 million in the third quarter of 2022. Gross margin before D&A for Water Infrastructure was 40.1% in the third quarter of 2023 as compared to 37.8% in the second quarter of 2023 and 35.0% in the third quarter of 2022. Water Infrastructure revenues increased 5.6% sequentially relative to the second quarter of 2023, as increased system utilization and new project contributions led to an 11.6% increase in pipeline volumes and a 5.0% increase in recycling volumes. Additionally, gross margins before D&A improved by 227 basis points sequentially during the third quarter of 2023, driven primarily by strong incremental margins on additional system utilization across the asset base. The Company anticipates Water Infrastructure revenues increasing by mid-single digit percentages during the fourth quarter of 2023, with gross margins before D&A improving 200-300 basis points, supported by the accretive margin contributions of new organic projects commencing operations during the quarter.

The Chemical Technologies segment generated revenues of $79.0 million in the third quarter of 2023 as compared to $84.8 million in the second quarter of 2023 and $79.4 million in the third quarter of 2022. Gross margin before D&A for Chemical Technologies was 20.3% in the third quarter of 2023 as compared to 20.6% in the second quarter of 2023 and 18.8% in the third quarter of 2022. While revenues declined by 6.8% during the third quarter, the decline was less than the more than 10% decline in overall U.S. onshore completions activity and gross profit before D&A held relatively steady. For the fourth quarter of 2023, the Company anticipates seasonal impacts to revenues and margins, with revenues down low- to mid-single-digit percentages with 19% – 20% gross margins before D&A.

Cash Flow and Capital Expenditures

Cash flow from operations for the third quarter of 2023 was $118.2 million as compared to $102.0 million in the second quarter of 2023 and $5.4 million in the third quarter of 2022. Cash flow from operations during the third quarter of 2023 significantly benefited from a $60.4 million decrease in net working capital, including $74.1 million of inflows from reduced accounts receivable balances, as substantial progress was made in reducing the billing backlog resulting from the systems integration of recent acquisitions.

Net capital expenditures for the third quarter of 2023 were $33.6 million, comprised of $35.2 million of capital expenditures partially offset by $1.6 million of cash proceeds from asset sales, including the divestment of underutilized equipment and real estate from recently acquired businesses. Cash flow from operations less net capital expenditures was $84.6 million during the third quarter of 2023.

Cash flows from financing activities during the third quarter of 2023 included $70.1 million of net outflows consisting of $65.0 million of repayments on our sustainability-linked credit facility and $5.8 million of quarterly dividends and distributions paid, partially offset by $1.0 million of cash contributed from noncontrolling interests.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $25.0 million as of September 30, 2023, as compared to $10.6 million as of June 30, 2023. The Company had no borrowings outstanding under its sustainability-linked credit facility as of September 30, 2023 and $65.0 million of borrowings outstanding as of June 30, 2023.

As of September 30, 2023 and June 30, 2023, the borrowing base under the sustainability-linked credit facility was $238.8 million and $269.7 million, respectively. The Company had available borrowing capacity under its sustainability-linked credit facility as of September 30, 2023 and June 30, 2023, of approximately $224.0 million and $182.1 million, respectively, after giving effect to $14.8 million and $22.6 million of outstanding letters of credit as September 30, 2023 and June 30, 2023, respectively.

Total liquidity was $249.0 million as of September 30, 2023, as compared to $192.7 million as of June 30, 2023. The Company had 99,777,776 weighted average shares of Class A common stock and 16,221,101 weighted average shares of Class B common stock outstanding during the third quarter of 2023.

Water Infrastructure Business Development Updates

Northern Delaware Basin Projects

During October 2023, Select contracted to build approximately 11 miles of produced water gathering lines and 9 miles of recycled produced water distribution lines tied into our previously announced Delaware Basin Recycling System, which recently commenced operations. The projects are supported by three incremental 10-year contracts with the original anchor customer and add an additional 4,400 dedicated acres to support the system, increasing the overall dedication to 22,400 acres. One contract added the new dedicated acreage and two of the contracts resulted from the right-of-first offer provision in the original contract for an additional 10,000 acres under contract to support the additional project development.

Select also signed a fourth long-term produced water gathering and distribution agreement with a new customer to tie into the Delaware Basin Recycling System. The combined capital expenditures for the projects are expected to be approximately $10 – $12 million. We expect construction to be completed and for the pipelines and tie-ins to be operational during the first quarter of 2024.

East Texas Gathering & Disposal Agreements

Select recently signed multi-year gathering and disposal agreements with a customer in the Haynesville Shale region in East Texas. The agreements provide a dedicated tie-in to Select's existing Haynesville gathering pipeline system and 10,000 barrels per day of dedicated pipeline capacity in exchange for a minimum volume commitment of 10,000 barrels per day of produced water, once available, over a 21,000 acre dedication. The dedication will require a minimal capital investment of approximately $2 million. In addition to the produced water gathering and disposal commitment, the contracts include additional service commitments within our Water Services segment as well, driving market share gains and enhanced profitability in the region. We expect the tie-in to be completed and for the facilities to be operational during the fourth quarter of 2023.

Segment Reporting

During the quarter ended June 30, 2023, Select realigned its reportable segments to better reflect its strategy, how its businesses are managed and provide greater visibility into each business' financial performance. As a result of these changes, Select's legacy water sourcing and certain temporary water logistics service offerings which were previously reported in the Water Infrastructure segment are now included in the Water Services segment.

The financial information for the third quarter of 2023 in this press release is presented under the realigned segment structure, and the historical financial information for prior periods has been recast to conform to the realigned segment structure. The changes in segment reporting have no impact on the Company's historical consolidated financial positions, results of operations or cash flows.

Third Quarter Earnings Conference Call

Select has scheduled a conference call on Wednesday, November 1, 2023 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current. A telephonic replay of the conference call will be available through November 15, 2023 and may be accessed by calling 201-612-7415 using passcode 13742241#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company's critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company's continued success. For more information, please visit Select's website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "could," "believe," "anticipate," "expect," "intend," "project," "will," "estimate" and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth and anticipated financial and operational performance. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses' operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war and the conflict in the Israel-Gaza region, as well as other instability in the Middle East; central bank policy actions and disruptions in the bank and capital markets, including, bank failures and associated liquidity risks and other factors; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; the severity and duration of world health events; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contacts:	Select Water Solutions, Inc.
Chris George – Senior Vice President, Corporate
Development, Investor Relations & Sustainability
(713) 296-1073
IR@selectwater.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
WTTR@dennardlascar.com

WTTR-ER

SELECT WATER SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three months ended			Nine months ended
	Sept 30, 2023	June 30, 2023	Sept 30, 2022	Sept 30, 2023	Sept 30, 2022
Revenue
Water Services	$251,870	$264,597	$264,271	$791,145	$693,393
Water Infrastructure	58,375	55,277	31,368	169,118	80,686
Chemical Technologies	79,028	84,754	79,433	250,230	231,665
Total revenue	389,273	404,628	375,072	1,210,493	1,005,744
Costs of revenue
Water Services	200,361	206,576	204,650	626,878	558,041
Water Infrastructure	34,992	34,392	20,392	103,718	51,424
Chemical Technologies	63,005	67,303	64,519	200,017	194,670
Other	—	—	(1)	—	—
Depreciation and amortization	34,650	35,183	26,672	102,776	82,425
Total costs of revenue	333,008	343,454	316,232	1,033,389	886,560
Gross profit	56,265	61,174	58,840	177,104	119,184
Operating expenses
Selling, general and administrative	38,983	34,335	29,782	109,147	84,792
Depreciation and amortization	512	739	543	1,846	1,636
Impairments and abandonments	32	356	—	11,554	—
Lease abandonment costs	(12)	9	83	73	336
Total operating expenses	39,515	35,439	30,408	122,620	86,764
Income from operations	16,750	25,735	28,432	54,484	32,420
Other income (expense)
Gain (loss) on sales of property and equipment and divestitures, net	23	(1,246)	(479)	1,688	1,905
Interest expense, net	(765)	(2,042)	(616)	(4,290)	(1,830)
Foreign currency (loss) gain, net	(1)	1	(6)	(4)	(9)
Bargain purchase gain	—	—	(3,273)	—	13,768
Other	768	872	1,153	2,486	2,277
Income before income tax expense	16,775	23,320	25,211	54,364	48,531
Income tax expense	(483)	(387)	(276)	(1,068)	(672)
Equity in losses of unconsolidated entities	(978)	(372)	(218)	(1,716)	(576)
Net income	15,314	22,561	24,717	51,580	47,283
Less: net income attributable to noncontrolling interests	(968)	(2,446)	(3,393)	(4,772)	(6,654)
Net income attributable to Select Water Solutions, Inc.	$14,346	$20,115	$21,324	$46,808	$40,629

Net income per share attributable to common stockholders:
Class A—Basic	$0.14	$0.20	$0.23	$0.46	$0.44
Class B—Basic	$—	$—	$—	$—	$—

Net income per share attributable to common stockholders:
Class A—Diluted	$0.14	$0.20	$0.22	$0.45	$0.43
Class B—Diluted	$—	$—	$—	$—	$—

SELECT WATER SOLUTIONS, INC. CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share data)

	Sept 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(unaudited)	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$25,043	$10,562	$6,028	$7,322
Accounts receivable trade, net of allowance for credit losses	355,532	430,765	492,613	429,983
Accounts receivable, related parties	287	290	607	5,087
Inventories	44,880	42,893	40,846	41,164
Prepaid expenses and other current assets	44,490	36,483	39,774	34,380
Total current assets	470,232	520,993	579,868	517,936
Property and equipment	1,151,654	1,120,626	1,112,899	1,084,005
Accumulated depreciation	(628,293)	(609,392)	(597,861)	(584,451)
Total property and equipment, net	523,361	511,234	515,038	499,554
Right-of-use assets, net	39,950	41,923	44,562	47,662
Goodwill	4,683	4,683	—	—
Other intangible assets, net	120,851	125,514	125,799	138,800
Other long-term assets, net	23,411	22,745	19,985	18,901
Total assets	$1,182,488	$1,227,092	$1,285,252	$1,222,853
Liabilities and Equity
Current liabilities
Accounts payable	$54,500	$47,387	$77,585	$61,539
Accrued accounts payable	74,302	75,872	75,625	67,462
Accounts payable and accrued expenses, related parties	3,554	3,057	4,469	3,305
Accrued salaries and benefits	20,573	24,613	15,431	28,686
Accrued insurance	20,244	17,714	23,503	26,180
Sales tax payable	3,074	3,655	4,036	3,056
Accrued expenses and other current liabilities	29,061	19,301	19,783	23,292
Current operating lease liabilities	15,274	16,162	16,898	17,751
Current portion of finance lease obligations	87	15	19	19
Total current liabilities	220,669	207,776	237,349	231,290
Long-term operating lease liabilities	38,837	40,712	43,372	46,388
Long-term debt	—	65,000	75,500	16,000
Other long-term liabilities	43,983	49,651	45,696	45,447
Total liabilities	303,489	363,139	401,917	339,125
Commitments and contingencies
Class A common stock, $0.01 par value	1,039	1,038	1,090	1,094
Class A-2 common stock, $0.01 par value	—	—	—	—
Class B common stock, $0.01 par value	162	162	162	162
Preferred stock, $0.01 par value	—	—	—	—
Additional paid-in capital	1,022,406	1,023,370	1,063,149	1,075,915
Accumulated deficit	(264,386)	(278,732)	(298,847)	(311,194)
Total stockholders' equity	759,221	745,838	765,554	765,977
Noncontrolling interests	119,778	118,115	117,781	117,751
Total equity	878,999	863,953	883,335	883,728
Total liabilities and equity	$1,182,488	$1,227,092	$1,285,252	$1,222,853

SELECT WATER SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Three months ended			Nine months ended
	Sept 30, 2023	June 30, 2023	Sept 30, 2022	Sept 30, 2023	Sept 30, 2022
Cash flows from operating activities
Net income	$15,314	$22,561	$24,717	$51,580	$47,283
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	35,162	35,922	27,215	104,622	84,061
(Gain) loss on disposal of property and equipment and divestitures	(23)	1,246	479	(1,688)	(1,905)
Equity in losses of unconsolidated entities	978	372	218	1,716	576
Bad debt expense	1,156	856	828	3,987	2,091
Amortization of debt issuance costs	122	122	122	366	539
Inventory adjustments	115	367	(801)	557	(612)
Equity-based compensation	5,014	4,809	3,804	12,787	11,023
Impairments and abandonments	32	356	—	11,554	—
Bargain purchase gain	—	—	3,273	—	(13,768)
Unrealized gain on short-term investment	—	—	(40)	—	—
Other operating items, net	(52)	(462)	(232)	(956)	(710)
Changes in operating assets and liabilities
Accounts receivable	74,081	61,308	(51,815)	70,467	(141,468)
Prepaid expenses and other assets	(11,613)	(1,753)	(5,820)	(18,797)	(200)
Accounts payable and accrued liabilities	(2,073)	(23,739)	3,413	(34,033)	10,983
Net cash provided by (used in) operating activities	118,213	101,965	5,361	202,162	(2,107)
Cash flows from investing activities
Purchase of property and equipment	(35,166)	(39,350)	(19,839)	(102,401)	(50,815)
Purchase of equity-method investments	—	(500)	(2,500)	(500)	(6,767)
Collection of note receivable	—	—	—	—	184
Distribution from cost method investment	—	—	—	—	60
Acquisitions and divestitures	—	(4,000)	984	(13,418)	6,412
Proceeds received from sales of property and equipment	1,579	3,077	3,750	11,380	21,433
Net cash used in investing activities	(33,587)	(40,773)	(17,605)	(104,939)	(29,493)
Cash flows from financing activities
Borrowings from revolving line of credit	—	28,500	52,000	105,250	82,000
Payments on revolving line of credit	(65,000)	(39,000)	(52,000)	(121,250)	(82,000)
Payments on current and long-term debt	—	—	—	—	(18,780)
Payments of finance lease obligations	(45)	(5)	(5)	(55)	(108)
Payment of debt issuance costs	—	—	—	—	(2,144)
Dividends and distributions paid	(5,821)	(5,880)	—	(17,907)	—
Proceeds from share issuance	—	—	10	—	35
Distributions to noncontrolling interests	—	(1,581)	—	(1,581)
Contributions from noncontrolling interests	1,000	—	—	5,950	—
Repurchase of common stock	(276)	(38,694)	(272)	(49,905)	(19,967)
Net cash used in financing activities	(70,142)	(56,660)	(267)	(79,498)	(40,964)
Effect of exchange rate changes on cash	(3)	2	(9)	(4)	(15)
Net increase (decrease) in cash and cash equivalents	14,481	4,534	(12,520)	17,721	(72,579)
Cash and cash equivalents, beginning of period	10,562	6,028	25,742	7,322	85,801
Cash and cash equivalents, end of period	$25,043	$10,562	$13,222	$25,043	$13,222

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus/(minus) losses/(gains) on unconsolidated entities less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	Sept 30, 2023	June 30, 2023	Sept 30, 2022
	(unaudited)
	(in thousands)
Net income	$15,314	$22,561	$24,717
Interest expense, net	765	2,042	616
Income tax expense	483	387	276
Depreciation and amortization	35,162	35,922	27,215
EBITDA	51,724	60,912	52,824
Impairments and abandonments	32	356	—
Bargain purchase gain	—	—	3,273
Non-cash loss on sale of assets or subsidiaries	583	1,426	1,608
Non-cash compensation expenses	5,014	4,809	3,804
Non-recurring transaction costs	4,669	1,963	965
Lease abandonment costs	(12)	9	83
Equity in losses of unconsolidated entities	978	372	218
Foreign currency loss (gain), net	1	(1)	6
Adjusted EBITDA	$62,989	$69,846	$62,781

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	Sept 30, 2023	June 30, 2023	Sept 30, 2022
	(unaudited)
	(in thousands)
Gross profit by segment
Water services	$28,689	$34,881	$39,053
Water infrastructure	14,191	11,512	7,146
Chemical technologies	13,385	14,782	12,640
Other	—	—	1
As reported gross profit	56,265	61,175	58,840

Plus depreciation and amortization
Water services	22,820	23,140	20,568
Water infrastructure	9,192	9,373	3,830
Chemical technologies	2,638	2,669	2,274
Total depreciation and amortization	34,650	35,182	26,672

Gross profit before D&A	$90,915	$96,357	$85,512

Gross profit before D&A by segment
Water services	51,509	58,021	59,621
Water infrastructure	23,383	20,885	10,976
Chemical technologies	16,023	17,451	14,914
Other	—	—	1
Total gross profit before D&A	$90,915	$96,357	$85,512

Gross margin before D&A by segment
Water services	20.5%	21.9%	22.6%
Water infrastructure	40.1%	37.8%	35.0%
Chemical technologies	20.3%	20.6%	18.8%
Other	n/a	n/a	n/a
Total gross margin before D&A	23.4%	23.8%	22.8%